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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-33558) of Variagenics, Inc. (the "Registration Statement") of our report dated March 28, 2000, except as to the stock split described in Note 14 for which the date is June 15, 2000 relating to the financial statements of Variagenics, Inc. as of December 31, 1998 and 1999, for each of the three years in the period ended December 31, 1999 and for the period from inception (December 7, 1992) through December 31, 1999, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Registration Statement.


                                                  /s/ PricewaterhouseCoopers LLP

June 23, 2000
Boston, Massachusetts